Exhibit 19
KADANT INC. One Technology Park Drive Westford, MA 01886 USA	POLICIES & PROCEDURES

INSIDER TRADING POLICIES AND PROCEDURES

I. Introduction and Background

These Insider Trading Policies and Procedures (“Policy”) provide guidelines with respect to transactions in the securities of Kadant Inc. (the “Company”). The securities of the Company are publicly traded, and the Company is subject to the U.S. federal securities laws and the rules and regulations of the U.S. Securities and Exchange Commission. These laws and regulations prohibit any director, officer or employee of the Company from purchasing or selling our securities while aware of material nonpublic information about the Company, or from providing that information to others who may trade on the basis of that information. These prohibitions apply to all of our directors, officers and employees, whether you are an employee of the parent or a subsidiary company, and whether you reside in the United States or in another country.

The consequences and sanctions for violation of these laws are severe, for both the Company and for the individual, and may include large fines, disgorgement of profits, and jail time.
II. Policy Statement
Why does this Policy exist?
This insider trading policy has been adopted in light of the following legal requirements, and with the goal of helping:
•Prevent inadvertent violations of the insider trading laws
•Avoid embarrassing disclosure of reporting violations by persons subject to Section 16 of the Securities Exchange Act
•Promote compliance with the Company’s obligation to publicly disclose information related to its insider trading policies and practices and the use of certain trading arrangements by Company insiders
•Avoid even the appearance of impropriety on the part of those employed by, or associated with, the Company
•Protect the Company from controlling person liability
•Protect the reputation of the Company, its directors and employees
Who does this Policy apply to?

This Policy applies to all employees, officers and directors of Kadant Inc. and its subsidiaries, divisions and affiliated companies, no matter where you live or work. This Policy also applies to your family members or other members of your household, who share the same address as you or are financially dependent on you. It also applies to all corporations, partnerships, trusts or other entities that are controlled by you, your family members or other members of your household. While provisions of this Policy are not applicable to transactions by the Company itself, transactions by the Company will only be made in accordance with applicable U.S. federal securities laws, including those related to insider trading.
What transactions are subject to this Policy?
This Policy applies to all transactions in the Company’s securities, including the following:
•Purchases or sales of the Company’s securities in the open market
•Exercises of stock options issued by the Company
•Trading in derivative securities that are not issued by the Company, such as exchange-traded put or call options or equity swaps
•Charitable gifts of the Company’s securities
What transactions does this Policy prohibit?
No person covered by this Policy may:
•purchase or sell any securities of the Company while aware of any material nonpublic information concerning the Company;
•disclose to any other person any material nonpublic information concerning the Company;
•donate or gift any securities of the Company to another person while aware of any material nonpublic information concerning the Company;
•purchase, sell or donate any securities of another company while aware of any material nonpublic information concerning such other company which was learned in the course of employment with the Company or as a director of the Company; or
•disclose to any other person any material nonpublic information about another company which was learned in the course of employment with the Company or as a director of the Company if it is reasonably foreseeable that such person may use that information in purchasing or selling Company securities.
Are any transactions exempt from these prohibitions?
The prohibitions in this Policy do not apply to the following transactions:

•Exercises of stock options or other equity awards or the surrender of shares to pay for the exercise price of stock options or equity awards or to satisfy the payment of tax withholding obligations upon exercise (although the securities acquired may not be sold either outright or in connection with a “cashless exercise” of a stock option through a broker);
•Vesting of equity awards or the surrender of shares to satisfy the payment of tax withholding obligations upon vesting;
•Purchases or sales directly from the Company, including purchases under the Company’s employee stock purchase plan (although the later sale of the shares is not exempt);
•Purchases, sales or donations of Company securities while aware of material nonpublic information concerning the Company that are made pursuant to a binding contract, written plan or specific instruction which satisfies the applicable affirmative defense conditions of Rule 10b5-1(c), including as applicable the requirements applicable to an eligible sell-to-cover transaction as defined in Rule 10b5-1(c)(1)(ii)(D)(3), or for which the affirmative defense is available under Rule 10b5-1(c) because such plan was adopted prior to February 27, 2023, met the affirmative defense conditions in effect at the time of adoption, and was not modified or changed on or after February 27, 2023 (a “trading plan”), provided that, the trading plan meets the following conditions: (1) it is in writing; (2) it is submitted for review by the Company prior to its adoption; (3) it is not adopted during a blackout period; and (4) it complies with such other restrictions and terms as may be required by the Company’s General Counsel; or
•Purchases, sales or donations made pursuant to a binding contract, written plan or specific instruction which satisfies the definition of a “non-Rule 10b5-1 trading arrangement” as such term is defined in Item 408(c) of Regulation S-K, provided such non-Rule 10b5-1 trading arrangement is in writing and was submitted to the Company for review prior to its adoption.
What if I have a good reason to engage in a prohibited transaction?
Transactions that would be prohibited under this Policy that may appear necessary or justifiable to you for independent reasons (such as the need to raise money for an emergency expenditure or for medical, housing or tuition expenses) are not exempt from the prohibitions on insider trading under the U.S. federal securities laws. These laws do not recognize mitigating circumstances and the prohibitions in this Policy apply no matter how small the transaction, the reasons for the transaction or the person’s position within the Company.
What is considered nonpublic information?

Nonpublic information is generally considered to be information that has not been disclosed to the public. The Company discloses information to the public through its press releases and the public disclosure documents it files with the U.S. Securities and Exchange Commission. Other information that is widely disseminated is considered to be public, such as information that is published in a widely-available newspaper, magazine or news website or is broadcast on a widely-available radio or television program. The U.S. Securities and Exchange Commission may not consider information posted on our Company website to be “widely-disseminated,” and so it is not necessarily considered public information for the purposes of the U.S. federal securities laws.
What is considered material nonpublic information?
The U.S. federal securities laws do not specifically define what is material nonpublic information and there is no “bright line” standard. Whether information is considered “material” to the Company is determined based on an assessment of all the facts and circumstances, and is usually determined in hindsight by an enforcement agency or court.
In general, information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be reasonably expected to affect the Company’s stock price, whether positively or negatively, should be considered to be material. While it is not possible to identify all categories of material information, among those that usually are considered as material are the following examples:
•projections of future earnings or losses, or other earnings guidance
•changes to previously announced earnings guidance
•a pending or proposed merger, acquisition or tender offer
•a pending or proposed acquisition or disposition of a significant asset or business
•a pending or proposed significant customer contract
•a pending or proposed joint venture
•the gain or loss of a significant customer or supplier
•development of an important new product or service
•a restructuring of part of the Company
•changes in senior management
•changes in the Company’s auditing firm
•pending or threatened significant litigation, or important developments in that litigation, including its resolution

•bank borrowings or other financial transactions out of the ordinary course
•financial liquidity problems of the Company or a customer
•the imposition of an event-based trading prohibition on transactions in the Company’s securities
Are there other restrictions on when I can buy or sell Company securities?
You should use good judgment in deciding when to buy or sell Company securities. From time to time, you may be told that you may not buy or sell Company securities during a particular period or because of material nonpublic information you possess.
In general, you should refrain from buying or selling Company securities during the period beginning at the end of a fiscal quarter and ending two days after the Company’s public announcement of its quarterly earnings release.
You should also avoid transactions in the Company’s securities that carry heightened legal risks or the appearance of improper or inappropriate conduct, even though they may not be prohibited by this Policy or the applicable securities laws. These transactions may include short-term trades, publicly traded options, use of the Company’s securities as collateral for margin accounts or loans, and hedging transactions designed to insulate the holder from the risks and rewards of stock ownership.
In addition, our directors, officers and certain designated employees are required to follow additional procedures before they can buy or sell Company securities and are prohibited from engaging in certain types of transactions, which are set forth below in Section III of this Policy.
III. Additional Procedures Applicable to
Directors, Officers and Designated Employees
The Company has established additional procedures in order to assist it in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading, and to avoid the appearance of impropriety. These additional procedures require certain individuals to consult with the Company in advance of any planned transaction, referred to as a “pre-clearance” requirement, to abstain from trading during certain periods, referred to as “blackout” periods, and to refrain from engaging in certain types of transactions involving the Company’s securities.
Who is covered by the additional procedures in this Section III?
The additional procedures described in Section III of this Policy apply to the following individuals (“Designated Individuals”):
•All directors of the Company
•All officers of the Company

•All employees in the corporate headquarters of the Company
•All presidents and general managers of subsidiaries and divisions of the Company
•All controllers or financial directors of subsidiaries and divisions of the Company
•All subsidiary officers or employees in charge of or responsible for the sales activities of subsidiaries and divisions of the Company
•Other employees who may be designated from time to time by the Company’s board of directors, the CEO or the General Counsel
•The immediate family or household members of the individuals identified above, who share the same address or are financial dependents
•All corporations, partnerships, trusts or other entities owned or controlled by any of the above individuals
What pre-clearance procedures apply to the Designated Individuals?
Each person covered by the additional procedures in Section III of this Policy are required to notify the General Counsel or the General Counsel’s designee at least 48 hours prior to initiating any purchase, sale or other transaction involving the Company’s securities (including any derivative securities). You may not initiate a transaction (including contacting a broker to execute a trade) unless and until you have received clearance to proceed in advance from the General Counsel or the General Counsel’s designee.
If your transaction is approved, you may be advised that you must complete the transaction within a specific period of time. If your transaction is not completed within that period of time, you must obtain pre-clearance again before proceeding with the transaction. In general, pre-clearance is provided for a five-business-day period. For this reason, individuals subject to these pre-clearance procedures are strongly advised not to use “limit” or “standing” orders to effect transactions.
The General Counsel is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If you seek pre-clearance and permission to proceed is denied, you must refrain from initiating any transaction in the Company’s securities, and you may not inform any other person of the restriction or the fact it exists.
What are the blackout periods that apply to the Designated Individuals?
Each person covered by the additional procedures in Section III of this Policy may not make any purchase, sale or donation of securities of the Company during the following time period (a “regular blackout period”):

•beginning at the end of each fiscal quarter of the Company and ending upon the completion of the second full trading day after the public announcement of earnings for such quarter, with the following caveats:
•in general, when the Company releases its earnings after the close of business on a Wednesday, the regular black-out period is over at the beginning of business on the following Monday; and
•for directors, officers and corporate headquarters employees, the regular blackout period extends after the public announcement of quarterly earnings to the close of business on the second full trading day after the public filing of the Company’s annual report on Form 10-K or its quarterly report on Form 10-Q.
In addition, the Company may restrict trading at any time due to events or other developments considered material to the Company (an “event-specific blackout period”). If an event-specific black-out period is imposed and applicable to you, you may not engage in any transaction in Company securities until either (1) the completion of the second full trading day after the public announcement or disclosure of the event or development in a press release or other public filing by the Company or (2) you are informed by the General Counsel that the trading restriction is no longer applicable.
Events or developments may be known to only a few directors, executive officers or employees, and under certain circumstances the General Counsel may conclude that the information is not possessed by certain Designated Individuals and may allow those persons to engage in transactions in the Company’s securities. These determinations are made by the General Counsel on a case-by-case basis after discussion of all facts known at the time.
In addition, no person covered by these procedures shall inform any other person that an event-specific blackout period is in effect or has been imposed as a result of particular events or developments. This prohibition shall not apply to the communication of regular blackout periods, which may be communicated to all employees.
If a person ceases to be a director or employee of the Company at a time when he or she is aware of material nonpublic information concerning the Company, the prohibition on purchases, sales or donations of Company securities shall continue to apply to such person until that information has become public or is no longer material.
What additional prohibitions on transactions apply to Designated Individuals?
Certain types of transactions have the appearance of improper or inappropriate conduct and create heightened legal risk of violating the applicable securities laws. For these policy reasons, Designated Individuals may not engage in the following transactions using Company securities:

•short-term trading – the sale and purchase of securities in rapid succession
•short sales or “sales against the box”– the sale of a security that you do not own
•publicly-traded options – trading in put options, call options or other derivative securities
•margin accounts and pledged securities – in these transactions, the Company’s securities are provided as collateral for a loan and may be sold in the event of a default
•hedging transactions –hedging transactions can take many forms such as prepaid variable forwards, equity swaps, collars and exchange funds, and other vehicles designed to allow an individual to hold a security without the full risks and rewards of stock ownership.
•Such other types of transactions as the General Counsel may advise from time to time
Are there exceptions to the prohibition on transactions during blackout periods?
Yes. The transactions described in Section II of this Policy, under the heading “Are any transactions exempt from these prohibitions?” are exempt from the prohibition on transactions during blackout periods.
Do directors and executive officers have additional reporting obligations?
Yes. Directors and executive officers of the Company are required to report certain transactions in Company securities within 48 hours on Forms 3, 4 and 5 under Section 16 of the Securities Exchange Act. The Company provides reasonable assistance to all directors and executive officers of the Company in connection with the preparation and filing of Forms 3, 4 and 5, including assistance in the filing of such forms through the electronic EDGAR system and the maintenance of individual access codes. However, the ultimate responsibility and liability for timely filing remains with the individual directors and executive officers.
In order to provide such assistance, the director or executive officer of the Company must notify the General Counsel or the General Counsel’s designee of the occurrence of any purchase, sale or other transaction concerning the Company’s securities as soon as possible following each day on which a transaction occurs, but in any event within 24 hours after the execution of a transaction. Such notification may be oral or in writing (including by e-mail) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved, the purchase or sale price, and whether the transaction was effected pursuant to a contract, instruction or written plan that is intended either to satisfy the affirmative defense conditions of Rule 10b5-1(c) or to constitute a non-Rule 10b5-1 trading arrangement (as defined in Item 408(c) of Regulation S-K). In some cases, a sale or purchase may be implemented by trades over several days; this means that the director or executive officer must notify the General Counsel of each individual day’s trade. For purposes of this paragraph, a transaction shall be deemed to occur at the time the person becomes irrevocably committed to it. For example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles.
IV. General Information
What if I have questions regarding this Policy?
If you have questions regarding the operation or interpretation of this Policy, you should contact the Company’s General Counsel by telephone or email as follows:
    Stacy D. Krause
    General Counsel
    Kadant Inc.
    One Technology Park Drive
    Westford, Massachusetts 01886
    Telephone: +1-978-776-2013
    E-mail: stacy.krause@kadant.com
You may also discuss the operation or interpretation of this Policy with your subsidiary president or human resources representative, who should refer your questions to the General Counsel on your behalf.
Who is responsible for compliance with this Policy?
You are individually responsible for complying with this Policy. The responsibility for determining whether or not you are in possession of material nonpublic information rests with you, and any action on the part of the Company, the CEO, the General Counsel or any other employee of the Company administering this Policy does not in any way constitute legal advice or insulate you from liability under the applicable securities laws.
Neither the Company nor any officer of the Company, including the CEO or General Counsel, or any other employee of the Company administering this Policy, will have any liability for any delay in reviewing, permitting or denying a request for pre-clearance of a transaction or a trading plan submitted for review, nor any liability for the legality or consequences of a transaction that was pre-cleared or subject to a trading plan.
What are the penalties for violation of this Policy?
Violations of this Policy are grounds for disciplinary action by the Company, up to and including termination of employment or other association with the Company.
In addition, the enforcement agencies of the U.S. and foreign jurisdictions vigorously prosecute insider trading violations. Punishment for insider trading violations can be quite severe, and can include the disgorgement of profits from a transaction, other significant fines, prohibition against serving as a public company officer and imprisonment.
How do we administer this Policy?
We distribute this Policy to each of our employees, officers and directors, and thereafter to each new employee, officer or director upon the commencement of employment or other relationship with the Company. Periodically, you may be required to certify that you have received, read and understood this Policy and complied with its terms.

Effective Date: March 2023
Supercedes:     December 2018